Exhibit 10(p)

AWARD CERTIFICATE

Performance Stock Units Award

This certifies that [name]

is granted an Award of **[number]** Performance Stock Units,

representing the opportunity to earn the cash equivalent of shares of Common Stock, no par value,

of Darden Restaurants, Inc., a Florida corporation, on the dates and in the amounts set forth in the attached Performance Stock Units Award Agreement.

Employee Number:	_______________________________________

Grant Date:	_______________________________________

Vesting Date:	_______________________________________

Awarded (subject to forfeiture) subject to the
Darden Restaurants, Inc. Management and
Professional Incentive Plan:	Yes	No

The following documents are provided in electronic format on the compact disc (“CD”) accompanying this Certificate: (i) a Performance Stock Units Award Agreement (the “Award Agreement”), which is incorporated into and made a part of this Certificate; (ii) the Darden Restaurants, Inc. 2002 Stock Incentive Plan (the “2002 Plan”); and (iii) a Prospectus relating to the 2002 Plan. Paper copies of the foregoing are available on request directed to the Company’s Compensation Department. This Certificate is governed by, and subject in all respects to, the terms and conditions of the Award Agreement and the 2002 Plan. This Certificate has been duly executed, by manual or facsimile signature, on behalf of Darden Restaurants, Inc. Grantee is not required to execute this Certificate, but has ten days from the grant date indicated on this Certificate to notify the Company of any issues regarding the terms and conditions of this Certificate and the related Award Agreement; otherwise, grantee will be deemed to agree with them.

[signature]		[signature]

Chairman of the Board Chief Executive Officer	DARDEN RESTAURANTS, INC.	Senior Vice President General Counsel and Secretary

DARDEN RESTAURANTS, INC.

2002 STOCK INCENTIVE PLAN

PERFORMANCE STOCK UNITS AWARD AGREEMENT

This Performance Stock Units Award Agreement is between Darden Restaurants, Inc., a Florida corporation (the “Company” or “Corporation”), and you, the person named in the attached Award Certificate who is an employee of the Company or one of its Affiliates. This Agreement is effective as of the date of grant set forth in the attached Award Certificate (the “Grant Date”).

The Company wishes to award to you Performance Stock Units representing the opportunity to earn a cash payment in lieu of the Company’s Common Stock, subject to the terms and conditions set forth in this Agreement, in order to carry out the purpose of the Company’s 2002 Stock Incentive Plan (the “Plan”).

Accordingly, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and you hereby agree as follows:

1. Award of Performance Stock Units.

The Company hereby grants to you, effective as of the Grant Date, an Award of Performance Stock Units for that number of Units set forth in the attached Award Certificate (the “Performance Stock Units”), on the terms and conditions set forth in this Agreement and the Award Certificate and in accordance with the terms of the Plan.

2. Rights with Respect to the Performance Stock Units.

The Performance Stock Units granted pursuant to the attached Award Certificate and this Agreement do not and shall not give you any of the rights and privileges of a shareholder of Common Stock. Your rights with respect to the Performance Stock Units shall remain forfeitable at all times prior to the date or dates on which such rights become vested, and the restrictions with respect to the Performance Stock Units lapse, in accordance with Section 3, 4 or 5 hereof. Your right to receive cash payments with respect to the Performance Stock Units is more particularly described in Section 8 hereof.

3. Vesting

(a) Subject to the terms and conditions of this Agreement, the Performance Stock Units shall vest, and the restrictions with respect to the Performance Stock Units shall lapse, on the date and in the amount set forth in this Agreement if you remain continuously employed by the Company or an Affiliate of the Company until the date you become vested in accordance with the terms and conditions of this Agreement.

(b) One hundred percent (100%) of the total number of Performance Stock Units set forth in the attached Award Certificate shall be targeted for vesting on the vesting date listed on the Award Certificate (the “Vesting Date”).

(c) The number of Performance Stock Units in which you actually vest, if any, following the end of the three fiscal years preceding the Vesting Date (the “Performance Period”) shall be determined by multiplying the Performance Stock Units pursuant to the attached Award Certificate by the Vesting Percentage, calculated as set forth in Exhibit A to this Agreement, and may range from zero to one hundred fifty percent (150%) of the Performance Stock Units pursuant to the attached Award Certificate.

(d) The calculations under this Section 3 shall be made on or before the Vesting Date and any vesting resulting from such calculations shall be effective as of the Vesting Date. Any Performance Stock Units that do not vest on the Vesting Date pursuant to the terms of this Section 3 or 5 shall be immediately and irrevocably forfeited, including the right to receive cash payments pursuant to Section 8 hereof, as of the Vesting Date.

(e) The Committee administering the Plan shall have the authority to make any determinations regarding questions arising from the application of the provisions of this Section 3, which determination shall be final, conclusive and binding on you and the Company.

4. Change of Control.

For the purpose of this Agreement, a “Change of Control” shall mean:

(a) Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then-outstanding shares of common stock of the Corporation (the “Outstanding Corporation Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that, for purposes of this Section 4(a), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Corporation, (B) any acquisition by the Corporation, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any company controlled by, controlling or under common control with the Corporation (an “Affiliated Company”) or (D) any acquisition pursuant to a transaction that complies with Sections 4(c)(i), 4(c)(ii) and 4(c)(iii);

(b) Individuals who, as of the date hereof, constitute the Board of Directors of the Corporation (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Corporation (the “Board”); provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Corporation or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or securities of another entity by the Corporation or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Corporation Common Stock and the Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Corporation Common Stock and the Outstanding Corporation Voting Securities, as the case may be, (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d) Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

(e) With respect to Section 5 hereof, the following definitions shall apply:

(1) Cause. Your employment may be terminated for Cause if the Committee administering the Plan, after you shall have been afforded a reasonable opportunity to appear in person together with counsel before the Committee and to present such evidence as you deem appropriate, determines that Cause exists. For purposes of this Agreement, “Cause” means (i) an act or acts of fraud or misappropriation on your part which result in or are intended to result in your personal enrichment at the expense of the Corporation and which constitute a criminal offense under State or Federal laws or (ii) conviction of a felony.

(2) Good Reason. For purposes of this Agreement, “Good Reason” means:

a. without your express written consent (1) the assignment to you of any duties inconsistent in any substantial respect with your position, authority or responsibilities as in effect during the 90-day period immediately preceding the date of a Change of Control or (2) any other substantial adverse change in such position (including titles), authority or responsibilities; or

b. any failure by the Corporation to furnish you with base salary, target annual bonus opportunity, long-term incentive opportunity or aggregate employee benefits at a level equal to or exceeding those received by you from the Corporation during the 90-day period preceding the date of a Change of Control, other than (1) an insubstantial and inadvertent failure remedied by the Corporation promptly after receipt of notice thereof given by you or (2) with respect to aggregate employee benefits only, any such failure resulting from an across-the-board reduction in employee benefits applicable to all similarly situated employees of the Corporation generally; or

c. the Corporation’s requiring you to be based or to perform services at any office or location more than 30 miles from the office or location at which you were based as of immediately prior to the date of a Change of Control, except for travel reasonably required in the performance of your responsibilities.

For purposes of this Section 4(e)(2), any determination of “Good Reason” shall be made by the Committee administering the Plan and shall be conclusive. Your mental or physical incapacity following the occurrence of an event described above in clauses (a) through (c) shall not affect your ability to terminate employment for Good Reason and your death following termination for Good Reason shall not affect your estate’s entitlement to payments provided hereunder upon a termination of employment for Good Reason.

5. Forfeiture; Change of Control; Retirement

(a) If you cease to be employed by the Company or an Affiliate of the Company prior to the vesting or forfeiture of the Performance Stock Units pursuant to Section 3 or 4 hereof, your rights to all of the Performance Stock Units shall be immediately and irrevocably forfeited, including the right to receive cash payments pursuant to Section 8 hereof, except that:

(i) If, within two years after the date of a Change of Control, the Company terminates your employment for any reason other than for Cause, death or Disability (as defined in Section 5(a)(vi) below) or you terminate employment for Good Reason, you shall become immediately and unconditionally vested in all of the Performance Stock Units. The restrictions with respect to such vested Performance Stock Units shall lapse. If a Change of Control occurs during the first fiscal year of the Performance Period, the Vesting Percentage shall be one hundred percent (100%). If a Change of Control occurs during the second fiscal year of the Performance Period, the Vesting Percentage shall be the greater of one hundred percent (100%) or the amount determined pursuant to Section 3(c), provided, however, that the PSU Rating and PSU Rating Average will only contain MIP Ratings from the first fiscal year of the Performance Period. If a Change of Control occurs during the third fiscal year of the Performance Period, the Vesting Percentage shall be the greater of one hundred percent (100%) or the amount determined pursuant to Section 3(c), provided, however, that the PSU Rating and PSU Rating Average will only contain MIP Ratings from the first and second fiscal years of the Performance Period. If you are a person otherwise described in this Section 5(a)(i) but you are also described in Section 5(a)(ii), 5(a)(iii) or 5(a)(vi), then you shall be entitled to vested Performance Stock Units as described in this Section 5(a)(i) in lieu of the amounts otherwise described in Section 5(a)(ii), 5(a)(iii) or 5(a)(vi). If you are otherwise described in Section 5(a)(ii), 5(a)(iii) or 5(a)(vi) and you voluntarily separate from service for a reason other than Good Reason within two years after the date of a Change of Control, then you shall be entitled to vested Performance Stock Units as described in Section 5(a)(ii), 5(a)(iii) or 5(a)(vi), as applicable, with the Vested Percentage described under this Section 5(a)(i).

(ii) Except as otherwise provided in Section 5(a)(i) above, if you retire on or after age 65 with five years of service with the Company or an Affiliate of the Company (pursuant to the method for crediting service under the Darden Savings Plan) ( “Normal Retirement”) prior to the vesting or forfeiture of the Performance Stock Units pursuant to Section 3 hereof, you shall become immediately and unconditionally vested in all of the Performance Stock Units. The restrictions with respect to such vested Performance Stock Units shall lapse, and the Vesting Percentage shall be the amount determined pursuant to Section 3(c).

(iii) Except as otherwise provided in Section 5(a)(i) above, if you retire on or after age 55 with ten years of service with the Company or an Affiliate of the Company (pursuant to the method for crediting service under the Darden Savings Plan) (“Early Retirement”) prior to the vesting or forfeiture of the Performance Stock Units pursuant to Section 3 hereof, you shall become immediately and unconditionally vested in a pro rata portion of the Performance Stock Units based on your period of employment between the Grant Date and the date of your Early Retirement hereunder. The restrictions with respect to such vested Performance Stock Units shall lapse, and the Vesting Percentage shall be the amount determined pursuant to Section 3(c).

(iv) Except as otherwise provided in Section 5(a)(i) above, if your age and service with the Company or an Affiliate of the Company (pursuant to the method for crediting service under the Darden Savings Plan) is equal to or greater than 70 on the date your employment is involuntarily terminated without Cause (“Involuntary Termination”) prior to the vesting or forfeiture of the Performance Stock Units pursuant to Section 3 hereof, you shall become immediately and unconditionally vested in a pro rata portion of the Performance Stock Units based on your period of employment between the Grant Date and the date of your Involuntary Termination hereunder. The restrictions with respect to such vested Performance Stock Units shall lapse, and the Vesting Percentage shall be the amount determined pursuant to Section 3(c).

(v) If you die prior to the vesting or forfeiture of the Performance Stock Units pursuant to Section 3 or 4 hereof, you shall become immediately and unconditionally vested in all of the Performance Stock Units. The restrictions with respect to such Performance Stock Units shall lapse and the Vesting Percentage shall be one hundred percent (100%).

(vi) Except as otherwise provided in Section 5(a)(i) above, if you become Disabled (as defined below) prior to the vesting or forfeiture of the Performance Stock Units pursuant to Section 3 hereof, you shall become immediately and unconditionally vested in a pro rata portion of the Performance Stock Units based on your period of employment between the Grant Date and the date of your Disability hereunder. The restrictions with respect to such vested Performance Stock Units shall lapse, and the Vesting Percentage shall be the amount determined pursuant to Section 3(c). For purposes of this Agreement, “Disabled” or “Disability” means you have a disability due to illness or injury which is expected to be permanent in nature and which prevents you from performing the material duties required by your regular occupation, all as determined by the Committee administering the Plan.

(b) If the Award Certificate attached to this Performance Stock Units Award Agreement states that this Performance Stock Units Award has been awarded subject to the Darden Restaurants, Inc. Management and Professional Incentive Plan (the “MIP”), then this Performance Stock Units Award shall be cancelled, forfeited and returned to the Company unless all of the requirements set forth in the MIP for the year to which the grant of this Performance Stock Units Award relates are satisfied.

6. Restriction on Transfer.

None of the Performance Stock Units may be sold, assigned, transferred, pledged, attached or otherwise encumbered, and no attempt to transfer the Performance Stock Units, whether voluntary or involuntary, by operation of law or otherwise, shall vest the transferee with any interest or right in or with respect to the Performance Stock Units.

7. Financial Restatements.

This Section 7 only applies to you if at any time you were or are designated as an officer-level employee in the Company payroll system with the Peoplesoft identifier “OFC” or its equivalent. Notwithstanding the provisions of Sections 3, 4, 5 and 8 of this Agreement, if (a) the Company is required to restate its financial statements due to fraud and (b) the Committee administering the Plan determines that you have knowingly participated in such fraud, then the Committee may, in its sole and absolute discretion, at any time within two years following such restatement, require you to, and you shall immediately upon notice of such Committee determination, return to the Company any cash payments received by you or your personal representative under this Agreement during the period commencing two years before the beginning of the restated financial period and ending on the date of such Committee determination. In addition, all of you rights to Performance Stock Units that are not vested on the date that the Committee makes such determination shall be immediately and irrevocably forfeited. Notwithstanding anything to the contrary in this Section 7, the Committee shall have the authority and discretion to make any determination regarding the specific implementation of this Section 7 with respect to you.

8. Payment of Performance Stock Units

(a) Except as described in Section 5(a)(v) (when the Performance Stock Units vest as a result of your death) or in Section 8(c) below, the Company shall make a cash payment to you promptly after the Vesting Date in an amount equal to the Fair Market Value of one share of Common Stock for each vested Performance Stock Unit (as adjusted by the Vested Percentage), subject to the payment of applicable withholding taxes pursuant to Section 10 hereof. The Company will pay the Fair Market Value of any fractional share of Common Stock relating to any vested Performance Stock Unit. In the event of your death after your retirement or termination of employment and before payment, the amount otherwise payable under this Section 8(a) shall be paid to your beneficiary or, if none, your estate as soon as practicable after your death.

(b) If the Performance Stock Units vest as a result of your death, your beneficiary or, if none, your estate shall be paid as soon as practicable after your death the amount described in Section 8(a) above. No transfer by will or the applicable laws of descent and distribution of any Performance Stock Units which vest by reason of your death shall be effective to bind the Company unless the Committee administering the Plan shall have been furnished with written notice of such transfer and a copy of the will or such other evidence as the Committee may deem necessary to establish the validity of the transfer.

(c) In the event of a Change in Control, the following payment provisions shall apply:

(i) Code Section 409A Change in Control. If you are a person described in Section 5(a)(i) and the Change in Control is a transaction described in Code Section 409A(a)(2)(A)(v) and the regulations and other guidance thereunder (i.e., a “Code Section 409A Change in Control”), or you are a person described in Sections 5(a)(ii), (iii), or (vi) and you separate from service (as determined in accordance with Code Section 409A and the regulations and other guidance thereunder) within two years of a Code Section 409A Change in Control, the Company shall make a cash payment to you as soon as practicable following your separation from service the amount specified in Section 8(a) above; provided, however, that any distribution to any “specified employee,” as determined in accordance with procedures adopted by the Company that reflect the requirements of Code Section 409A(a)(2)(B)(i) (and any applicable guidance thereunder), shall be made as soon as practicable after the first day of the seventh month following such separation from service (or, if earlier, the date of the specified employee’s death).

(ii) Non-Code Section 409A Change in Control. If you are a person described in Section 5(a)(i) and the Change in Control is not a Code Section 409A Change in Control, the Company shall make a cash payment to you of the amount specified in Section 8(a) above promptly after the Vesting Date. In the event of your death after your separation from service and before payment, the amount otherwise payable under this Section 8(c) shall be paid to your beneficiary or, if none, estate as soon as practicable after your death.

(d) On the date amounts under this Section 8 are paid to you (or your beneficiary or, if none, your estate in the event of your death after having vested in Performance Stock Units), the Company shall also make a cash payment to you equal to the amount of cash dividends that the Company paid per share of Common Stock to holders generally during the Performance Period, multiplied by (i) the number of Performance Stock Units pursuant to the attached Award Certificate and (ii) the Vesting Percentage, without interest, and less any tax withholding amount applicable to such payment. To the extent that the Performance Stock Units relating to the Performance Period are forfeited prior to vesting, such cash payment shall also be forfeited. If the Performance Stock Units vest as a result of your death, the Company shall make a cash payment to your beneficiary or, if none, your estate equivalent to the cash dividends that the Company paid per share of Common Stock to holders generally from the Grant Date to the date of your death, multiplied by the number of Performance Stock Units pursuant to the attached Award Certificate.

9. Adjustments.

In the event that the Committee administering the Plan shall determine that any dividend or other distribution (whether in the form of cash, shares of Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase shares or other securities of the Company or other similar corporate transaction or event affects the Common Stock such that an adjustment of the Performance Stock Units is determined by the Committee administering the Plan to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the attached Award Certificate and this Agreement, then the Committee shall, in such manner as it may deem equitable, in its sole discretion, adjust any or all of the number and type of shares subject to the Performance Stock Units.

10. Taxes

(a) You acknowledge that you will consult with your personal tax advisor regarding the income tax consequences of the grant of the Performance Stock Units, the receipt of cash payments pursuant to Section 8 hereof, the vesting of the Performance Stock Units and the receipt of cash upon the vesting of the Performance Stock Units, and any other matters related to this Agreement. In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are your sole and absolute responsibility, are withheld or collected from you.

(b) In accordance with the terms of the Plan, and such rules as may be adopted by the Committee administering the Plan, you may elect to satisfy any applicable tax withholding obligations arising from the vesting of the Performance Stock Units and the corresponding receipt of cash by (i) delivering cash (including check, draft, money order or wire transfer made payable to the order of the Company), (ii) delivering to the Company shares of Common Stock having a Fair Market Value equal to the amount of such taxes, or (iii) having the Company withhold a portion of the cash payment otherwise to be delivered pursuant to Section. Your election must be made on or before the date that the amount of tax to be withheld is determined.

11. General Provisions

(a) Interpretations. This Agreement is subject in all respects to the terms of the Plan. A copy of the Plan is available upon your request. Terms used herein which are defined in the Plan shall have the respective meanings given to such terms in the Plan, unless otherwise defined herein. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan shall govern. Any question of administration or interpretation arising under this Agreement shall be determined by the Committee administering the Plan, and such determination shall be final, conclusive and binding upon all parties in interest. To the extent that any Award granted by the Company is subject to Code Section 409A, such Award shall be subject to terms and conditions that comply with the requirements of Code Section 409A to avoid adverse tax consequences under Code Section 409A.

(b) No Right to Employment. Nothing in this Agreement or the Plan shall be construed as giving you the right to be retained as an employee of the Company or any Affiliate of the Company. In addition, the Company or an Affiliate of the Company may at any time dismiss you from employment, free from any liability or any claim under this Agreement, unless otherwise expressly provided in this Agreement.

(c) Reservation of Shares. The Company shall at all times prior to the vesting of the Performance Stock Units reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Agreement.

(d) Securities Matters. The Company shall not be required to deliver any shares of Common Stock until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

(e) Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.

(f) Governing Law. The internal law, and not the law of conflicts, of the State of Florida will govern all questions concerning the validity, construction and effect of this Agreement.

(g) Notices. You should send all written notices regarding this Agreement or the Plan to the Company at the following address:

Darden Restaurants, Inc.

Supervisor, Stock Compensation Plans

5900 Lake Ellenor Drive

Orlando, FL 32809

(h) Award Certificate. This Performance Stock Units Award Agreement is incorporated into and made a part of an Award Certificate and shall have no force or effect unless such Award Certificate is duly executed, by manual or facsimile signature, and delivered by the Company to you.

EXHIBIT A

VESTING OF PERFORMANCE STOCK UNITS

The Performance Stock Units that shall vest, if any, following the end of the Performance Period shall be determined by multiplying the number of Performance Stock Units granted by the “Vesting Percentage,” as determined below, provided that the maximum Vesting Percentage for the Performance Period shall be 150%.

PSU Rating for each of the three fiscal years covered by the Performance Period = 50% (MIP Rating for Earnings Per Share) + 50% (MIP Rating for Sales)

PSU Rating Average = a simple average of the PSU Ratings for the three fiscal years covered by the Performance Period

The “Vesting Percentage” shall be determined according to the following grid:

PSU Rating Average	Vesting Percentage
0.00	0%

0.50	25%

1.00	50%

1.40	100%

1.60	125%

1.80 or Greater	150%

The MIP Ratings and Vesting Percentage shall be as determined by the Company.

The Vesting Percentage shall be interpolated based on the PSU Rating Average in the above table. The Vesting Percentage shall be rounded to the nearest 1.0%, with .5% being rounded up. The number of Performance Stock Units that vest pursuant to the Vesting Percentage shall be rounded to the nearest whole number, with .5 being rounded up. For example, a PSU Rating Average of 1.15 would result in a Vesting Percentage of 69%.

A-1